The information in this prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. We are not using this prospectus to offer to sell these securities or to solicit offers to buy these securities in any place where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-128100

SUBJECT TO COMPLETION. DATED FEBRUARY 26, 2007.

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 19, 2005.

4,119,016 Shares

Cabela’s Incorporated

Common Stock

The selling stockholders named in this prospectus supplement are offering 4,119,016 shares of our common stock. We will not receive any proceeds from the sale of these shares.

Our common stock is listed on the New York Stock Exchange under the symbol “CAB.” The reported last sale price of our common stock on the New York Stock Exchange on February 23, 2007 was $25.46 per share.

The selling stockholders have granted the underwriter an option to purchase a maximum of 617,852 additional shares of our common stock to cover over-allotments of shares, if any, exercisable at any time until 30 days after the date of this prospectus supplement.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-2.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds to the Selling Stockholders	$	$

Delivery of the shares of our common stock will be made on or about                 , 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Wachovia Securities

The date of this prospectus supplement is                 , 2007.

Prospectus Supplement

Prospectus

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein. Neither we nor the underwriter has authorized anyone to provide information different from that contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein. Neither the delivery of this prospectus supplement nor the accompanying prospectus nor any sale of our common stock means that information contained in this prospectus supplement or the accompanying prospectus or any document incorporated by reference herein is correct as of any date other than its date. This prospectus supplement and the accompanying prospectus are not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which or in any jurisdiction where the offer or solicitation is unlawful.

The terms “Cabela’s,” “we,” “us” and “our” as used in this prospectus supplement and the accompanying prospectus refer to Cabela’s Incorporated and all of its consolidated subsidiaries, unless the context required otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

This summary is not complete and does not contain all of the information that you should consider before buying shares in this offering. You should read carefully this entire prospectus supplement and the accompanying prospectus, including in particular the section of this prospectus supplement entitled “Risk Factors,” and the more detailed information and financial statements and related notes appearing in the documents incorporated by reference in this prospectus supplement.

OUR COMPANY

We are the world’s largest direct marketer, and a leading specialty retailer, of hunting, fishing, camping and related outdoor merchandise. Since our founding in 1961, Cabela’s® has grown to become one of the most well-known outdoor recreation brands in the world, and we have long been recognized as the World’s Foremost Outfitter®. Through our well-established direct business and our growing number of destination retail stores, we believe we offer a wide and distinctive selection of high-quality outdoor products at competitive prices while providing superior customer service. We also issue the Cabela’s Club® VISA credit card, which serves as our primary customer loyalty rewards program.

Our principal executive offices are located at One Cabela Drive, Sidney, Nebraska 69160, and our telephone number is (308) 254-5505.

THE OFFERING

Common stock offered by the selling stockholders	4,119,016 shares

Common stock outstanding immediately before and after this offering, including shares of non-voting common stock	65,382,086 shares

Use of proceeds

We will not receive any proceeds from the sale of common stock by the selling stockholders. The selling stockholders will receive all net proceeds from the sale of shares of our common stock offered by this prospectus supplement.

NYSE symbol	CAB

Unless otherwise indicated, this prospectus supplement assumes no exercise by the underwriter of its over-allotment option. The number of shares of common stock outstanding immediately before and after this offering is based on the number of shares outstanding as of December 30, 2006, and excludes:

•	4,887,409 shares of common stock issuable upon exercise of stock options outstanding as of December 30, 2006 at a weighted average exercise price of $14.01 per share; and

•	1,618,316 additional shares of common stock reserved for future grants or awards under our stock incentive plans.

RISK FACTORS

Our business is subject to significant risks. You should carefully consider the risks and uncertainties described in the accompanying prospectus and the documents incorporated by reference herein, including the risks and uncertainties described in our consolidated financial statements and the notes to those financial statements and the risks and uncertainties described under the caption “Risk Factors” included in Part I, Item 1 of our Annual Report on Form 10-K for the year ended December 30, 2006, which is incorporated by reference in this prospectus supplement. The risks and uncertainties described in the accompanying prospectus and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in the accompanying prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

SELLING STOCKHOLDERS

The following table sets forth information about the selling stockholders’ beneficial ownership of our common stock as of December 30, 2006 (such information has been provided by the selling stockholders) and after the sale of the common stock offered by the selling stockholders.

Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission. The calculation of the percentage of beneficial ownership has been based on 59,574,781 shares of common stock and 5,807,305 shares of non-voting common stock outstanding as of December 30, 2006.

We will pay all expenses incurred with respect to the registration and sale of the shares of common stock owned by the selling stockholders, other than brokerage fees or commissions, which will be borne by the selling stockholders.

	Number of Shares Beneficially Owned Prior to this Offering			Number of Shares Beneficially Owned After this Offering		Percentage of Shares Beneficially Owned Prior to this Offering		Percentage of Shares Beneficially Owned After this Offering
Name of Beneficial Owner	Common Stock	Total Common and Non-voting	Number of Shares Offered(2)	Common Stock	Total Common and Non-voting	Common Stock	Total Common and Non-voting	Common Stock	Total Common and Non-voting
J.P. Morgan Partners (BHCA), L.P.(1)	—	3,505,412	3,291,887	—	213,525	—	5.4%	—	*
J.P. Morgan Partners Global Investors, L.P.(1)	—	234,807	220,504	—	14,303	—	*	—	*
J.P. Morgan Partners Global Investors (Cayman), L.P.(1)	—	117,882	110,702	—	7,180	—	*	—	*
J.P. Morgan Partners Global Investors (Selldown), L.P.(1)	—	79,506	74,663	—	4,843	—	*	—	*
J.P. Morgan Partners Global Investors A, L.P.(1)	—	36,078	33,880	—	2,198	—	*	—	*
J.P. Morgan Partners Global Investors (Cayman) II, L.P.(1)	—	13,183	12,380	—	803	—	*	—	*
Fulcrum Growth Partners, L.L.C.	1,003,226	1,003,226	375,000	628,226	628,226	1.7%	1.5%	1.1%	*

*	Less than 1% of total

(1)	The general partner of J.P. Morgan Partners (BHCA), L.P. (“JPMP BHCA”) is JPMP Master Fund Manager, L.P. (“JPMP MFM”). The general partner of each of J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors (Selldown), L.P., J.P. Morgan Partners Global Investors A, L.P. and J.P. Morgan Partners Global Investors (Cayman) II, L.P. (collectively, the “Global Investor Funds”), is JPMP Global Investors L.P. (“JPMP Global”). JPMP Capital Corp. (“JPMP Capital”), a wholly-owned subsidiary of JPMorgan Chase & Co., a publicly traded company, is the general partner of each of JPMP MFM and JPMP Global. Each of JPMP Global, JPMP MFM and JPMP Capital may be deemed, pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, to beneficially own the shares held by the Global Investor Funds and JPMP BHCA. JPMP Capital exercises voting and dispositive power over the securities held by the Global Investor Funds and JPMP BHCA. Voting and disposition decision at JPMP Capital are made by three or more of its officers, and therefore no individual officer of JPMP Capital is the beneficial owner of the securities. The address for each of these entities is 270 Park Avenue, New York, NY 10017, except that the address of each of J.P. Morgan Partners Global Investors (Cayman), L.P. and J.P. Morgan Partners Global Investors (Cayman) II, L.P. is c/o Walkers SPV Limited, PO Box 908 GT, Walker House, George Town, Grand Cayman, Cayman Islands.

(2)	In addition, Fulcrum Growth Partners, L.L.C. (“Fulcrum”) has granted the underwriter an option to purchase a maximum of 375,000 additional shares of our common stock, and each of JPMP BHCA and the Global Investor Funds has granted the underwriter an option to purchase up to their remaining share ownership, to cover over-allotments of shares, if any. To the extent the underwriter elects to exercise the over-allotment option in part, the underwriter will purchase a proportionate amount from each selling stockholder based on the total number of shares each have available for sale pursuant to the over-allotment option. If such over-allotment option is exercised in full, JPMP BHCA and the Global Investor Funds will own no shares of common stock and Fulcrum will own 253, 226 shares of common stock representing less than 1% of the total outstanding shares of common stock.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

We are authorized by our certificate of incorporation to issue an aggregate of 500,000,000 shares. These shares consist of 490,000,000 shares of common stock, par value $0.01 per share, of which 245,000,000 are designated as voting common stock, referred to as common stock, and 245,000,000 are designated as non-voting common stock, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

As of December 30, 2006, there were 59,574,781 shares of our common stock outstanding and 932 holders of record of our common stock. The number of record holders does not include persons who hold our common stock in nominee or “street name” through brokers or banks. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders. All of the outstanding shares of common stock are, and the shares offered hereby will be, fully paid and non-assessable. Our certificate of incorporation does not provide for cumulative voting in connection with the election of directors, and accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. The holders of our common stock have no preemptive rights.

The holders of our common stock will be entitled to receive ratably with the holders of non-voting common stock such dividends, if any, as our board of directors may declare from time to time from funds legally available therefor, subject to the preferential rights of the holders of any shares of our preferred stock that we may issue in the future.

Each holder of common stock is entitled at any time and from time to time, in such holder’s discretion and at such holder’s option, to convert any or all of its shares of common stock into the same number of shares of non-voting common stock. If at any time after conversion of non-voting common stock into voting common stock a transaction or other event occurs which would result in a stockholder that has given us written notice that it is a “regulated stockholder” holding shares of common stock in excess of the number of shares of common stock that it reasonably determines it may hold in accordance with Regulation Y of the Board of Governors of the Federal Reserve System set forth in Section 12, Part 225 of the Code of Federal Regulations (or any successor to such regulation), which we refer to as its permitted regulatory amount, a sufficient number of shares of common stock shall be automatically converted to shares of non-voting common stock so that the regulated stockholder does not own shares of common stock in excess of its permitted regulatory amount.

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock will be entitled to share ratably with the holders of non-voting common stock in all assets remaining after payment to creditors and subject to prior distribution rights of any shares of preferred stock that we may issue in the future.

Non-Voting Common Stock

As of December 30, 2006, there were 5,807,305 shares of our non-voting common stock outstanding and seven holders of record of our non-voting common stock. Each outstanding share of non-voting common stock is not entitled to vote on any matter on which our stockholders are entitled to vote except as follows and as otherwise required by law, and the shares of non-voting common stock are not included in determining the number of shares voting or entitled to vote on any such matters. The holders of non-voting common stock have the right to vote as a separate class, with each share having one vote, on any voluntary or involuntary liquidation, dissolution or winding up of our affairs, merger, consolidation, sale or transfer of all or substantially all of our assets or securities, or any recapitalization or reorganization, in which shares of non-voting common stock would receive consideration different from that received for shares of common stock or would otherwise be treated differently from shares of common stock in connection with such transaction. Non-voting common stock may, without such a separate class vote, receive or be exchanged for non-voting securities which are otherwise identical on a per share basis in amount and form to the voting securities received with respect to or in exchange for the common stock.

The holders of non-voting common stock will be entitled to receive ratably with the holders of common stock such dividends, if any, as our board of directors may declare from time to time from funds legally available therefore, subject to preferential rights of any shares of our preferred stock that we may issue in the future; provided, however, that any dividends or distributions payable in shares of common stock, rights to acquire shares of common stock or securities exchangeable for shares of common stock shall be payable in shares of, rights to acquire, or securities exchangeable into non-voting common stock. Any dividend or distribution payable in voting securities will be paid to holders of non-voting common stock in non-voting securities otherwise identical to the voting securities, and which are convertible or exchangeable for such voting securities on the same terms as the non-voting common stock is convertible into the common stock.

Upon any voluntary or involuntary liquidation, dissolution or winding up, holders of non-voting common stock will be entitled to share ratably with the holders of common stock in all assets remaining after payment to creditors and subject to prior distribution rights of any shares of preferred stock that we may issue in the future.

Each holder of non-voting common stock is entitled at any time and from time to time in such holder’s discretion and at such holder’s option to convert any or all of its shares of non-voting common stock into the same number of shares of common stock; provided, however, that any outstanding shares of non-voting common stock ever held of record by a regulated stockholder may not be converted into common stock to the extent that, immediately prior to, or as a result of, such conversion, the number of shares of common stock held by a regulated stockholder would exceed its permitted regulatory amount.

Upon the actual or expected occurrence of any Conversion Event, as defined below, each share of non-voting common stock which is being or has been distributed, disposed of or sold, or is expected to be distributed, disposed of or sold, in connection with that Conversion Event will be convertible at the option of the holder into one fully paid and nonassessable share of common stock. If any shares of non-voting common stock are converted into shares of common stock in connection with a Conversion Event, however, and any of those shares of common stock are not actually distributed, disposed of or sold pursuant to such Conversion Event, such shares of common stock that are not distributed, disposed of or sold will be promptly converted back into the same number of shares of non-voting common stock.

A “Conversion Event” means:

•

any public offering or public sale of our securities, including a public offering registered under the Securities Act of 1933, or the Securities Act, and a public sale under Rule 144 of the Securities Act or any similar rule then in force;

•

any sale of our securities to a person or group of persons, within the meaning of the Securities Exchange Act of 1934, or the Securities Exchange Act, if, after that sale, that person or group of persons would in the aggregate own or control securities that possess in the aggregate the ordinary voting power to elect a majority of our board of directors, provided that the sale has been approved by our board of directors or any authorized committee;

•

any sale of our securities to a person or group of persons, within the meaning of the Securities Exchange Act, if, after that sale, that person or group of persons would in the aggregate own or control securities, excluding any non-voting common stock being converted and disposed of in connection with the Conversion Event, that possess in the aggregate the ordinary voting power to elect a majority of our board of directors;

•

with respect to any regulated stockholder any sale of our securities to a person or group of persons, within the meaning of the Securities Exchange Act, if, after that sale, that person or group of persons would not, in the aggregate, own, control or have the right to acquire more than two percent of the outstanding securities of any class of our voting securities; and

•

any distribution, disposition or sale of any of our securities to a person or group of persons, within the meaning of the Securities Exchange Act, in connection with a merger, consolidation or similar transaction if, after that transaction, that person or group of persons would own or control securities that constitute in the aggregate the ordinary voting power to elect a majority of the surviving corporation’s directors, provided that the transaction has been approved by our board of directors or any authorized committee.

Preferred Stock

No shares of our preferred stock are currently outstanding, and we have no immediate plans to issue any preferred stock. The board of directors is authorized to issue up to 10,000,000 shares of preferred stock without stockholder approval in different classes and series and, with respect to each class or series, to determine the dividend rate, the redemption provisions, conversion provisions, liquidation preference and other rights, privileges and restrictions. The issuance of any of our preferred stock could have the effect of diluting the voting power of the holders of common stock, restricting dividends on the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in our control without further action by the stockholders.

Registration Rights

Under a registration rights agreement, we have granted registration rights to holders of an aggregate of 22,890,637 shares of our common stock and 2,063,289 shares of non-voting common stock that will be outstanding after this offering. These rights are summarized below.

Demand Registration Rights. If we receive a written request from certain stockholders that are party to the registration rights agreement that we file a registration statement under the Securities Act covering the registration of their shares of common stock and non-voting common stock having an aggregate offering price to the public of not less than $20.0 million or less than 20% of their shares of common stock and non-voting common stock, whichever is greater, we are to use our best efforts to effect registration of the shares requested to be registered. We are not required to effect more than two of these registrations for any stockholder who is a party to the registration rights agreement. Additionally, we are not required to effect such a registration if a registration statement has been filed and not withdrawn and has been declared effective in the 90 days prior to such request pursuant to which we have sold or propose to sell shares of our common stock. We may also delay the filing or effectiveness for up to 60 days of any registration statement requested by the stockholders if, at the time of such request, we are engaged, or have written plans with an underwriter to engage, in a firm commitment underwritten public offering of our common stock.

Form S-3 Registration Rights. Upon receipt of a written request from any stockholder or stockholders party to the registration rights agreement who holds registrable shares under the registration rights agreement, we are to file and effect a registration with respect to any of the registrable shares of our common stock owned by these stockholders. We are not, however, required to effect any such registration if (1) Form S-3 or any successor form is not available for that offering, or (2) the aggregate offering price of the securities to be registered is less than $500,000. The parties to the registration rights agreement have also agreed to amend the registration rights agreement to remove or modify this right in the event any underwriter engaged by us to conduct an underwritten public offering of our common stock requires that this right be removed or modified.

“Piggyback” Registration Rights. The stockholders that are a party to the registration rights agreement who hold registrable shares under the registration rights agreement are entitled to include all or part of their shares of our common stock in any of our registration statements under the Securities Act, excluding registration statements on Form S-4 or Form S-8. If any registration statement is pursuant to an underwritten offering, these rights would be conditioned upon the right of the underwriters to limit the number of shares included in this offering.

Expenses of Registration. Other than underwriting discounts and commissions or brokerage fees, we will pay all expenses relating to piggyback registrations and all expenses relating to demand registrations and Form S-3 registrations.

Expiration of Registration Rights. The registration rights described above do not expire. The registration rights will, however, terminate for a particular stockholder if that holder holds less than two percent of our outstanding common stock one year after the date on which such holder may first sell its registrable shares under Rule 144 of the Securities Act, so long as such holder is still able to sell its registrable shares under Rule 144 at that time.

Holdback Agreement. If we register shares of our common stock or non-voting common stock to be sold in an underwritten offering, and if the holders of a majority of the shares of common stock or non-voting common subject to the registration rights agreement agree to the application of this provision, the stockholders who are a party to the registration rights agreement will be subject to a lock-up covenant. The covenant provides that such stockholders may not sell, make any short sale of, grant any option for the purchase of, or otherwise dispose of any shares of, common stock held by them not sold in the offering for a period beginning not more than 10 days prior to the effectiveness of the registration statement for the offering and ending not more than 180 days after such effectiveness. The managing underwriter of the offering will determine the exact lock-up period.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the selling stockholders have agreed to sell to Wachovia Capital Markets, LLC, and Wachovia Capital Markets, LLC has agreed to purchase from the selling stockholders, 4,119,016 shares of common stock. We sometimes refer to Wachovia Capital Markets, LLC as the “underwriter.”

The underwriter has agreed to purchase all of the shares referred to in the preceding paragraph if any of those shares are purchased. If the underwriter defaults, the underwriting agreement may be terminated.

The shares of common stock are offered by the underwriter, subject to prior sale, when, as and if delivered to and accepted by it, subject to approval of legal matters by counsel for the underwriter and other conditions. The underwriter reserves the right to withdraw, cancel or modify the offer and to reject orders in whole or in part.

Commissions and Discounts

The underwriter has advised us that it proposes to offer the shares of common stock to the public at the public offering price appearing on the cover page of this prospectus supplement and to certain dealers at that price less a concession of not more than $         per share. After the initial offering, the public offering price and concession may be changed.

The following table shows the public offering price, underwriting discounts and commissions and proceeds to the selling stockholders, both on a per share basis and in total.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions payable by the selling stockholders	$	$
Proceeds to the selling stockholders	$	$

We estimate that the expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $160,000. We have agreed to pay the expenses of the selling stockholders incurred in connection with this offering, other than underwriting discounts and commissions payable in respect of the shares sold by the selling stockholders.

Indemnity

We and the selling stockholders have agreed to indemnify the underwriter against specified liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Over-Allotment Option

Fulcrum Growth Partners, L.L.C., or Fulcrum, has granted to the underwriter an option to purchase up to a total of 375,000 additional shares of common stock, and JPMP BHCA and the Global Investor Funds have granted the underwriter an option to purchase up to their remaining share ownership, an aggregate of 242,852 shares, at the public offering price less the underwriting discounts and commissions per share. Consequently, the total number of shares subject to the over-allotment is 617,852. To the extent that the underwriter exercises this option, the underwriter will have a firm commitment, subject to conditions, to purchase such shares. If the underwriter elects to exercise the over-allotment option in part, the underwriter will purchase a proportionate amount from each selling stockholder based on the total number of shares each has available for sale pursuant to the over-allotment option.

Lock-up Agreements

We and the selling stockholders have agreed that, without the prior written consent of the underwriter, we and they will not, during the period beginning on and including the date of this prospectus supplement through and including the date that is the 30th day after the date of this prospectus supplement, directly or indirectly:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock;

•

cause the filing of any registration statement under the Securities Act with respect to any shares of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock; or

•

enter into any swap or other agreement, arrangement or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our common stock or other capital stock, other securities, in cash or otherwise.

Moreover, if during the last 17 days of the 30-day restricted period referred to above we issue an earnings release or material news or a material event relating to us occurs or if prior to the expiration of the 30-day restricted period we announce that we will release earnings results during the 16-day period beginning on the last day of the 30-day period, the restrictions described in the immediately preceding sentence will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as the case may be, unless the underwriter waives, in writing, that extension.

The restrictions above do not apply to:

(1)	the sale of shares to the underwriter;

(2)	in the case of us, the issuance of common stock upon the exercise of an option or conversion of a security that is currently outstanding, our granting of options to purchase common stock under our existing incentive stock plans (provided the options do not become exercisable during such 30-day period) and our issuance of common stock under our existing employee stock purchase plan; and

(3)	in the case of Fulcrum, transfers (a) in connection with the merger, sale or other bona fide transfer in a single transaction of all or substantially all of Fulcrum’s assets; (b) to another corporation, partnership or other business entity if the transferee is an affiliate of Fulcrum; or (c) as a part of a distribution from Fulcrum to its equity holders if such transfer is not for value;

provided that, in the case of any transfer described in clause (2) above, the transferee executes and delivers to the underwriter, not later than one business day prior to such transfer, a written agreement wherein it agrees to be subject to the restrictions described in the immediately preceding paragraph, subject to the exception described in clause (2) above.

The underwriter may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the shares or other securities subject to the lock-up agreements.

Stabilization

In order to facilitate this offering of our common stock, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Specifically, the underwriter may sell more shares of common stock than it is obligated to purchase under the underwriting agreement, creating a short position. The underwriter must close out any short position by purchasing shares of common stock in the open market. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after the date of pricing of this offering that could adversely affect investors who purchase in this offering.

As an additional means of facilitating this offering, the underwriter may bid for, and purchase, common stock in the open market to stabilize the price of our common stock and may also reclaim selling concessions allowed to a dealer for distributing common stock in this offering if the underwriter repurchases previously distributed common stock to cover short positions or to stabilize the price of the common stock.

The foregoing transactions may raise or maintain the market price of our common stock above independent market levels or prevent or retard a decline in the market price of the common stock.

The underwriter has advised us that these transactions may be effected on the New York Stock Exchange or otherwise. Neither we nor the underwriter makes any representation that the underwriter will engage in any of the transactions described above and these transactions, if commenced, may be discontinued without notice. Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of the effect that the transactions described above, if commenced, may have on the market price of our common stock.

Other

An affiliate of the underwriter is a lender under the Company’s credit agreement. In addition, the underwriter and its affiliates have provided and in the future may provide other commercial banking, investment banking and/or other services to us from time to time for which they have received and in the future may receive compensation.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Koley Jessen P.C., a Limited Liability Organization, Omaha, Nebraska. Certain Koley Jessen P.C. attorneys own an aggregate of approximately 49,745 shares of our common stock and options to purchase 7,340 shares of common stock. Cahill Gordon & Reindel LLP, New York, New York, will act as counsel to the underwriter.

EXPERTS

The consolidated financial statements, the related financial statement schedule and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 30, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

6,252,768 Shares

Cabela’s Incorporated

Common Stock

This prospectus relates to the offer and sale for cash from time to time by the selling stockholders named in this prospectus of up to 6,252,768 shares of our common stock. The shares of common stock being offered by the selling stockholders are issuable upon conversion of 6,252,768 shares of our non-voting common stock. We will not receive any of the proceeds from the sale of shares of common stock in this offering.

The registration of the shares covered by this prospectus does not necessarily mean that any of the shares will be offered or sold by the selling stockholders. The timing and amount of any sale are within the sole discretion of the selling stockholders. The methods of sale of the shares of common stock offered hereby are discussed under the heading “Plan of Distribution.”

Our common stock is listed on the New York Stock Exchange under the symbol “CAB”. The closing price of our common stock on the New York Stock Exchange on September 1, 2005 was $20.20 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 19, 2005.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplements. We have not authorized any other person to provide you with different information. No offer to sell these securities will be made in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the cover page.

In this prospectus, the terms “Cabela’s,” “the company,” “we,” “us,” and “our” refer to Cabela’s Incorporated and include all of its consolidated subsidiaries, unless the context requires otherwise. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

Our Internet website www.cabelas.com contains additional information concerning us. On the Investor Relations page of that website, we provide access to all of our SEC filings free of charge, as soon as reasonably practicable after filing with the SEC. The information at our Internet website is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus. Additionally, our SEC filings are available at the SEC’s website www.sec.gov.

Our Class A common stock is listed on the New York Stock Exchange (symbol: CAB), and reports, proxy statements and other information concerning us can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

Incorporation by Reference

We will “incorporate by reference” information into this prospectus by disclosing important information to you by referring you to another document that is filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us.

•	our annual report on Form 10-K for the fiscal year ended January 1, 2005, filed on March 21, 2005;

•	our quarterly report on Form 10-Q for the quarter ended April 2, 2005, filed on May 12, 2005;

•	our quarterly report on Form 10-Q for the quarter ended July 2, 2005, filed on August 5, 2005;

•	our current reports on Form 8-K filed on March 1, 2005; April 18, 2005; and July 15, 2005;

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the description of our common stock which is incorporated by reference in our Registration Statement on Form 8-A, filed on June 23, 2004, and any other amendment or report filed for the purpose of updating such description.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering of the common stock; provided, however, that nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of these filings. You may request a copy of these filings by writing or calling us at:

Cabela’s Incorporated
Attention: Secretary
One Cabela Drive
Sidney, Nebraska 69160
(308) 254-5505

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our beliefs, assumptions and expectations of future events, taking into account the information currently available to us. All statements other than statements of current or historical fact contained in this prospectus constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. In addition to the risks discussed under “Risk Factors” in this prospectus, factors that could contribute to these differences include, but are not limited to:

•	expansion into new markets;

•	market saturation due to new destination retail store openings;

•	the rate of growth of general and administrative expenses associated with building a strengthened corporate infrastructure to support our growth initiatives;

•	increasing competition in the outdoor segment of the sporting goods industry;

•	the cost of our products;

•	supply and delivery shortages or interruptions;

•	adverse or unseasonal weather conditions which impact demand for our products;

•	fluctuations in our quarterly results;

•	adverse economic conditions;

•	the cost of fuel continuing to rise or remaining at current levels;

•	labor shortages or increased labor costs;

•	changes in consumer preferences and demographic trends;

•	increased government regulation; and

•	inadequate protection of our intellectual property.

The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “plan,” “strive” and similar statements are intended to identify forward-looking statements. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements.

Our forward-looking statements speak only as of the date of this prospectus. Other than as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THE COMPANY

We are the nation’s largest direct marketer, and a leading specialty retailer, of hunting, fishing, camping and related outdoor merchandise. Since our founding in 1961, Cabela’s® has grown to become one of the most well-known outdoor recreation brands in the United States, and we have long been recognized as the World’s Foremost Outfitter®. Through our established direct business and our growing number of destination retail stores, we believe we offer the widest and most distinctive selection of high quality outdoor products at competitive prices while providing superior customer service. We also issue the Cabela’s Club® VISA credit card through which we offer a related customer loyalty rewards program as a vehicle for strengthening our customer relationships.

Our principal executive offices are located at One Cabela Drive, Sidney, Nebraska 69160, and our telephone number is (308) 254-5505.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider carefully the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could suffer significantly. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

Risks Related to Our Merchandising Business

If we cannot successfully implement our destination retail store expansion strategy, our growth and profitability would be adversely impacted.

Since January 1, 1998, we have increased the number of our destination retail stores from two, totaling 124,000 square feet, to thirteen, totaling 1,882,060 square feet. We currently plan to open one additional destination retail store in Rogers, Minnesota by the end of 2005. We continue to actively seek additional locations to open new destination retail stores. Our ability to open new destination retail stores in a timely manner and operate them profitably depends on a number of factors, many of which are beyond our control, including:

•	our ability to manage the financial and operational aspects of our retail growth strategy;

•	our ability to identify suitable locations, including our ability to gather and assess demographic and marketing data to determine consumer demand for our products in the locations we select;

•	our ability to negotiate and obtain economic development packages with local and state governments where our new destination retail stores would be located;

•	our ability to properly assess the implications of economic development packages and customer density to project the profitability of potential new destination retail store locations;

•	our ability to secure required governmental permits and approvals;

•	our ability to hire and train skilled store operating personnel, especially management personnel;

•	the availability of construction materials and labor and the absence of significant construction delays or cost overruns;

•	our ability to provide a satisfactory mix of merchandise that is responsive to the needs of our customers living in the areas where new destination retail stores are built;

•	our ability to supply new destination retail stores with inventory in a timely manner;

•	our competitors building or leasing stores near our destination retail stores or in locations we have identified as targets for a new destination retail store;

•	general economic and business conditions affecting consumer confidence and spending and the overall strength of our business; and

•	the availability of financing on favorable terms.

We may not be able to sustain the growth in the number of our destination retail stores, the revenue growth historically achieved by our destination retail stores or to maintain consistent levels of profitability in our retail business, particularly as we expand into markets now served by other large-format sporting goods retailers and mass merchandisers. In particular, new destination retail stores typically generate lower operating margins because pre-opening costs are fully expensed in the year of opening and because fixed costs, as a percentage of revenue, are higher. In addition, the substantial management time and resources which our destination retail store expansion strategy requires may result in disruption to our existing business operations which may harm our profitability.

Our continued retail expansion will result in a higher number of destination retail stores, which could adversely affect the desirability of our destination retail stores, harm the operating results of our retail business and reduce the revenues of our direct business.

As the number of our destination retail stores increases, our stores will become more highly concentrated in the geographic regions we serve. As a result, the number of customers and related revenue at individual stores may decline and the average amount of sales per square foot at our stores may be reduced. In addition, as we open more destination retail stores and as our competitors open stores with similar formats, our destination retail store format may become less unique and may be less attractive to customers as tourist and entertainment shopping locations. If either of these events occurs, the operating results of our retail business could be adversely affected. The growth in the number of our destination retail stores may also draw customers away from our direct business. If we are unable to properly manage the relationship between our direct business and our retail business, the revenues of our direct business could be adversely affected.

Our failure to successfully manage our direct business could have a material adverse effect on our operating results and cash flows.

During the six months ended July 2, 2005, our direct business accounted for 66.7% of the total revenue in our direct and retail businesses. Our direct business is subject to a number of risks and uncertainties, some of which are beyond our control, including the following:

•	our inability to properly adjust the fixed costs of a catalog mailing to reflect subsequent sales of the products marketed in the catalog;

•	lower and less predictable response rates for catalogs sent to prospective customers;

•	increases in U.S. Postal Service rates, paper costs and printing costs resulting in higher catalog production costs and lower profits for our direct business;

•	failures to properly design, print and mail our catalogs in a timely manner;

•	failures to introduce new catalog titles;

•	failures to timely fill customer orders;

•	changes in consumer preferences, willingness to purchase goods through catalogs or the Internet, weak economic conditions and economic uncertainty, and unseasonable weather in key geographic markets;

•	increases in software filters that may inhibit our ability to market our products through e-mail messages to our customers and increases in consumer privacy concerns relating to the Internet;

•	changes in applicable federal and state regulation, such as the Federal Trade Commission Act, the Children’s Online Privacy Act, the Fair Credit Reporting Act and the Gramm-Leach-Bliley Act;

•	breaches of Internet security; and

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failures in our Internet infrastructure or the failure of systems of third parties, such as telephone or electric power service, resulting in website downtime, customer care center closures or other problems.

Any one or more of these factors could result in lower-than-expected revenues for our direct business. These factors could also result in increased costs, increased merchandise returns, slower turning inventories, inventory write-downs and working capital constraints. Because our direct business accounts for a significant portion of our total revenues, any performance shortcomings experienced by our direct business would likely have a material adverse effect on our operating results and cash flows.

Intense competition in the outdoor recreation and casual apparel and footwear markets could reduce our revenues and profitability.

The outdoor recreation and casual apparel and footwear markets are highly fragmented and competitive. We compete directly or indirectly with the following categories of companies:

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other specialty retailers that compete with us across a significant portion of our merchandising categories through direct or retail businesses, such as Bass Pro Shops, Gander Mountain, Orvis, The Sportsman’s Guide and Sportsman’s Warehouse;

•	large-format sporting goods stores and chains, such as The Sports Authority, Dick’s Sporting Goods and Big 5 Sporting Goods;

•	retailers that currently compete with us through retail businesses that may enter the direct business;

•	mass merchandisers, warehouse clubs, discount stores and department stores, such as Wal-Mart and Target; and

•	casual outdoor apparel and footwear retailers, such as L.L. Bean, Land’s End and REI.

Many of our competitors have a larger number of stores, and some of them have substantially greater market presence, name recognition and financial, distribution, marketing and other resources than we have. In addition, if our competitors reduce their prices, we may have to reduce our prices in order to compete. Furthermore, some of our competitors have been aggressively building new stores in locations with high concentrations of our direct business customers. As a result of this competition, we may need to spend more on advertising and promotion. Some of our mass merchandising competitors, such as Wal-Mart, do not currently compete in many of the product lines we offer. If these competitors were to begin offering a broader array of competing products, or if any of the other factors listed above occurred, our revenues could be reduced or our costs could be increased, resulting in reduced profitability.

Our destination retail store expansion strategy may result in our direct business establishing nexus with additional states which may cause our direct business to pay additional income and use taxes and have an adverse effect on the profitability and cash flows of our direct business.

As we open destination retail stores in additional states, state tax authorities may take the position that our direct business is subject to the state’s income and use tax laws. This could result in a significant increase in the tax collection and payment obligations of our direct business which would reduce our profitability and cash flows of the direct business. These tax collection and payment obligations would increase the total cost of our products to our customers. This increased cost could negatively affect the sales of our direct business or cause us to reduce the underlying prices for the products sold through our direct business. If either of these events occur, they would also have an adverse effect on the profitability and cash flows of our direct business.

We depend on vendors and service providers to operate our business and any disruption of their supply of products and services could have an adverse impact on our revenues and profitability.

We depend on a number of vendors and service providers to operate our business, including:

•	vendors to supply our merchandise in sufficient quantities at competitive prices in a timely manner;

•	outside printers and catalog production vendors to print and mail our catalogs and to convert our catalogs to digital format for website posting;

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shipping companies, such as United Parcel Service, the U.S. Postal Service and common carriers, for timely delivery of our catalogs, shipment of merchandise to our customers and delivery of merchandise from our vendors to us and from our distribution centers to our destination retail stores;

•	telephone companies to provide telephone service to our in-house customer care centers;

•	communications providers to provide our Internet users with access to our website and a website hosting service provider to host and manage our website; and

•	software providers to provide software and related services to run our operating systems for our direct and retail businesses.

Any disruption in these services could have a negative impact on our ability to market and sell our products, and serve our customers. Our ten largest vendors collectively represented 15.2% of our total purchases in fiscal 2004. If we are unable to acquire suitable merchandise or lose one or more key vendors, we may not be able to offer products that are important to our merchandise assortment. We are also subject to risks, such as the unavailability of raw materials, labor disputes, union organizing activity, strikes, inclement weather, natural disasters, war and terrorism, and adverse general economic and political conditions, that might limit our vendors’ ability to provide us with quality merchandise on a timely basis. We have no contractual arrangements providing for continued supply from our key vendors and our vendors may discontinue selling to us at any time. We may not be able to develop relationships with new vendors, and products from alternative sources, if any, may be of a lesser quality and more expensive than those we currently purchase. Any delay or failure in offering products to our customers could have an adverse impact on our revenues and profitability. In addition, if the cost of fuel continues to rise or remains at current levels, the cost to deliver merchandise to the customers of our direct business and from our distribution centers to our destination retail stores may rise which could have an adverse impact on our profitability.

Political and economic uncertainty and unrest in foreign countries where our vendors are located could adversely affect our operating results.

In fiscal 2004, approximately 57.5% of our merchandise was obtained directly from vendors located in foreign countries, with approximately 35.3% of our merchandise being obtained from vendors located in China, Taiwan and Japan. In addition, we believe that a significant portion of our other vendors obtain their products from foreign countries that may also be subject to political and economic uncertainty. We are subject to risks and uncertainties associated with changing economic and political conditions in foreign countries where our vendors are located, such as:

•	increased import duties, tariffs, trade restrictions and quotas;

•	work stoppages;

•	economic uncertainties (including inflation);

•	adverse foreign government regulations;

•	wars, fears of war and terrorist attacks and organizing activities;

•	adverse fluctuations of foreign currencies; and

•	political unrest.

We cannot predict when, or the extent to which, the countries in which our products are manufactured will experience any of the above events. Any event causing a disruption or delay of imports from foreign locations would likely increase the cost or reduce the supply of merchandise available to us and would adversely affect our operating results, particularly if imports of our private label merchandise were adversely affected as our margins are higher on our private label merchandise.

Due to the seasonality of our business, our annual operating results would be adversely affected if our revenues during the third and fourth fiscal quarters were substantially below expectations.

We experience seasonal fluctuations in our revenues and operating results. Historically, we have realized a significant portion of our revenues and substantially all of our earnings for the year during the third and fourth fiscal quarters, with a majority of the revenues and earnings for these quarters realized in the fourth fiscal quarter. In fiscal 2004, we generated 24.7% and 37.2% of our revenues, and 25.4% and 59.1% of our net income, in the third and fourth fiscal quarters, respectively. We incur significant additional expenses in the third and fourth fiscal quarters due to higher customer purchase volumes and increased staffing. If we miscalculate the demand for our products generally or for our product mix during these two quarters, our revenues could decline, which would harm our financial performance. In addition, abnormally warm weather conditions during the third and fourth fiscal quarters can reduce sales of many of the products normally sold during this time period and inclement weather can reduce store traffic or cause us to temporarily close stores causing a reduction in revenues. Because a substantial portion of our operating income is derived from our third and fourth fiscal quarter revenues, a shortfall in expected third and fourth fiscal quarter revenues would cause our annual operating results to suffer significantly.

A decline in discretionary consumer spending could reduce our revenues.

Our revenues depend on discretionary consumer spending, which may decrease due to a variety of factors beyond our control, including:

•	unfavorable general business conditions;

•	increases in interest rates;

•	increases in inflation;

•	wars, fears of war and terrorist attacks and organizing activities;

•	increases in consumer debt levels and decreases in the availability of consumer credit;

•	adverse or unseasonable weather conditions or events;

•	increases in gasoline prices reducing the willingness to travel to our destination retail stores;

•	adverse changes in applicable laws and regulations;

•	increases in taxation;

•	adverse unemployment trends; and

•	other factors that adversely influence consumer confidence and spending.

Our customers’ purchases of discretionary items, including our products, could decline during periods when disposable income is lower or periods of actual or perceived unfavorable economic conditions. If this occurs, our revenues would decline.

If we lose key management or are unable to attract and retain the talent required for our business, our operating results could suffer.

Our future success depends to a significant degree on the skills, experience and efforts of Dennis Highby, our President and Chief Executive Officer, and other key personnel including our senior executive management and merchandising teams. With the exception of our Chairman, Richard N. Cabela, and our Vice Chairman, James W. Cabela, none of our senior management or directors have employment agreements other than our Management Change of Control Severance Agreements. We do not carry key-man life insurance on any of our executives or key management personnel. In addition, our corporate headquarters is located in a sparsely populated rural area which may make it difficult to attract and retain qualified individuals for key management positions. The loss of the services of any of these individuals or the inability to attract and retain qualified individuals for our key management positions could cause our operating results to suffer.

Our business depends on our ability to meet our labor needs and if we are unable to do so, our destination retail store expansion strategy may be delayed and our revenue growth may suffer.

Our success depends on hiring, training, managing and retaining quality managers, sales associates and employees in our destination retail stores and customer care centers. Our corporate headquarters, distribution centers, return center and some of our destination retail stores are located in sparsely populated rural areas. It may be difficult to attract and retain qualified personnel, especially management and technical personnel, in these areas. Competition for qualified management and technical employees could require us to pay higher wages or grant above market levels of stock compensation to attract a sufficient number of employees. If we are unable to attract and retain qualified personnel as needed, the implementation of our destination retail store expansion strategy may be delayed and our revenue growth may suffer.

Our use tax collection policy for our direct business may expose us to the risk that we may be assessed for unpaid use taxes which would harm our operating results and cash flows.

Many states have attempted to require that out-of-state direct marketers, whose only contacts with the state are solicitations and delivery to their residents of products purchased through the mail or the Internet, collect use taxes on the sale of these products. The U.S. Supreme Court has held that these states, absent congressional legislation, may not impose tax collection obligations on out-of-state direct marketers unless the out-of-state direct marketer has created nexus with the state. Nexus generally is created by the physical presence of the direct marketer, its agents or its property within the state. Our use tax collection policy for our direct business is to collect and remit use tax in states where our direct business has established nexus. Prior to the opening of a destination retail store, we have historically sought a private letter ruling from the state in which the store will be located as to whether our direct business will have nexus with that state as a result of the store opening. Some states have enacted legislation that requires use tax collection by direct marketers with no physical presence in that state. In some instances, the legislation assumes nexus exists because of the physical presence of an affiliated entity engaged in the same line of business. We expect that we will challenge the application of this legislation to us but we may not prevail. Also, if Congress enacts legislation permitting states to impose these use tax collection obligations, if the U.S. Supreme Court modifies or reverses its position or if we are otherwise required to collect and remit additional use taxes by state tax authorities, we could be subject to assessments, penalties and interest for unremitted use taxes, and demands for prospective collection and remittance of these taxes in amounts which could be material. If any of these events occur, they may have a material adverse effect on our operating results and cash flows.

Our destination retail store expansion strategy may result in our direct business establishing nexus with additional states which may cause our direct business to pay additional income and use taxes and have an adverse effect on the profitability and cash flows of our direct business.

As we open destination retail stores in additional states, the necessary relationship between the retail stores and the direct business may be deemed by state tax authorities to create nexus for state income and use taxation of our direct business in these states. In addition, we may establish nexus in states where our competitors have not established nexus. Either of these factors could result in a significant increase in the tax collection and payment obligations of our direct business which would have an adverse effect on the profitability and cash flows of the direct business. These tax collection and payment obligations would increase the total cost of our products to our customers relative to our competitors that do not have nexus in these states. This increased cost could negatively effect the sales of our direct business or cause us to reduce the underlying prices for the products sold through our direct business. If either of these events occur, they would also have an adverse effect on the profitability and cash flows of our direct business.

We must successfully order and manage our inventory to reflect customer demand and anticipate changing consumer preferences and buying trends or our revenues and profitability will be adversely affected.

Our success depends upon our ability to successfully manage our inventory and to anticipate and respond to merchandise trends and customer demands in a timely manner. We cannot predict consumer preferences with certainty and they may change over time. We usually must order merchandise well in advance of the applicable selling season. The extended lead times for many of our purchases may make it difficult for us to respond rapidly to new or changing product trends or changes in prices. If we misjudge either the market for our merchandise or our customers’ purchasing habits, our revenues may decline significantly and we may not have sufficient quantities of merchandise to satisfy customer demand or we may be required to mark down excess inventory, either of which would result in lower profit margins. In addition, as we implement our destination retail store expansion strategy, we will need to construct additional distribution centers or expand the size of our existing distribution centers to support our growing number of destination retail stores. If we are unable to find suitable locations for new distribution centers or to timely integrate new or expanded distribution centers into our inventory control process, we may not be able to deliver inventory to our destination retail stores in a timely manner which could have an adverse effect on the revenues and cash flows of our retail business.

A natural disaster or other disruption at our distribution centers or return facility could cause us to lose merchandise and be unable to effectively deliver to our direct customers and destination retail stores.

We currently rely on distribution centers in Sidney, Nebraska, Prairie du Chien, Wisconsin and Wheeling, West Virginia to handle our distribution needs. We operate a return center in Oshkosh, Nebraska, and our Wheeling, West Virginia distribution center also processes returns. Any natural disaster or other serious disruption to these centers due to fire, tornado or any other calamity could damage a significant portion of our inventory, and materially impair our ability to adequately stock our destination retail stores, deliver merchandise to customers and process returns to vendors and could result in lost revenues, increased costs and reduced profits.

We are planning substantial systems changes in support of our direct business and destination retail store expansion that might disrupt our supply chain operations.

Our success depends on our ability to source merchandise efficiently through appropriate management information and operational systems and procedures. We are planning modifications to our technology that will involve updating or replacing our systems with successor systems during the course of several years, including changes to our warehouse management and merchandising systems and improvements to our customer relationship management system. There are inherent risks associated with replacing or modifying these systems, including supply chain disruptions that could affect our ability to deliver products to our stores and our customers. We may be unable to successfully launch these new systems, the launch of these new systems could result in supply chain disruptions or the actual cost may exceed the estimated cost of these new systems, each of which could have an adverse effect on our revenues and profitability.

Our failure to obtain or negotiate economic development packages with local and state governments could cause us to significantly alter our destination retail store strategy or format and/or delay the construction of one or more of our destination retail stores and could adversely affect our revenues, cash flows and profitability.

We have received economic development packages from many of the local and state governments where our destination retail stores are located. In some locations, we have experienced an increased amount of government and citizen resistance and critical review of pending and existing economic development packages. This resistance and critical review may cause local and state government officials in future locations to deny or limit economic development packages that might otherwise be available to us. The failure to obtain similar economic development packages in the future for any of these reasons could cause us to significantly alter our destination retail store strategy or format. As a result, we could be forced to invest less capital in our stores which could have an adverse effect on our ability to construct the stores as attractive tourist and entertainment shopping destinations, possibly leading to a decrease in revenues or revenue growth. In addition, the failure to obtain similar economic development packages for stores built in the future would have an adverse impact on our cash flows and on the return on investment in these stores.

The failure of properties to generate sufficient taxes to amortize economic development bonds owned by us that relate to the development of such properties would have an adverse impact on our cash flows and profitability.

We often purchase economic development bonds issued by state or local governmental entities in connection with the development of our destination retail stores. The proceeds of these bonds are then used to fund the construction and equipping of new destination retail stores and related infrastructure development. The repayments of principal and interest on these bonds are typically tied to sales, property or lodging taxes generated from the related destination retail store and, in some cases, from other businesses in the surrounding area, over periods which range between 20 and 30 years. However, the governmental entity from which we purchase the bonds is not otherwise liable for repayment of principal and interest on the bonds to the extent that the associated taxes are insufficient to pay the bonds. At the time we purchase these bonds, we make estimates of the discounted future cash flow streams they are expected to generate in the form of interest and principal payments. Because these cash flows are based primarily on future property or sales tax collections at our destination retail stores and other facilities (which in many cases may not be operating at the time we make our estimates), these estimates are inherently subjective and the probability of ultimate realization is highly uncertain. If sufficient tax revenue is not generated by the subject properties, we will not receive the full amount of the expected payments due under the bonds which would have an adverse impact on our cash flows and profitability.

Our failure to comply with the terms of current economic development agreements could result in our repayment of grant money or other adverse consequences that would affect our cash flows and profitability.

The economic development packages which we have received in connection with the construction of our current stores have, in some instances, contained forfeiture provisions and other remedies in the event we do not fully comply with the terms of the economic development agreements. Among the terms which could trigger these remedies are the failure to maintain certain employment and wage levels, failure to timely open and operate a destination retail store and failure to develop property adjacent to a destination retail store. As of the end of July 2, 2005, the total amount of grant funding subject to repayment pursuant to a specific contractual remedy was $16.6 million. Portions of three of our destination retail stores, such as wildlife displays and museums, are subject to forfeiture provisions. In addition, there are 30.3 acres of undeveloped property subject to forfeiture. Other remedies that have been included in some economic development agreements are loss of priority to tax payments supporting the repayment of bonds held by us. Where specific remedies are not set forth, the local governments would be entitled to pursue general contract remedies. A default by us under these economic development agreements could have an adverse effect on our cash flows and profitability.

We may incur costs from litigation or increased regulation relating to products that we sell, particularly tree stands and firearms, which could adversely affect our revenues and profitability.

We may incur damages due to lawsuits relating to products we sell. Since the beginning of 2003, we have been named as a defendant in 17 product liability lawsuits, including six lawsuits which allege that tree stands we sold failed and caused physical injuries. Tree stands are seating platforms used by hunters to elevate themselves in a tree. We are currently a defendant in eight product liability lawsuits, including three lawsuits relating to tree stands. In addition, sales of firearms and ammunition represented approximately 4.8% of our merchandise revenues during fiscal 2004. We may incur losses due to lawsuits, including potential class actions, relating to our performance of background checks on firearms purchases and compliance with other sales laws as mandated by state and federal law. We may also incur losses from lawsuits relating to the improper use of firearms or ammunition sold by us, including lawsuits by municipalities or other organizations attempting to recover costs from manufacturers and retailers of firearms and ammunition. Our insurance coverage and the insurance provided by our vendors for certain products they sell to us may be inadequate to cover claims and liabilities related to products that we sell. In addition, claims or lawsuits related to products that we sell or the unavailability of insurance for product liability claims, could result in the elimination of these products from our product line reducing revenues. If one or more successful claims against us are not covered by or exceed our insurance coverage, or if insurance coverage is no longer available, our available working capital may be impaired and our operating results could be adversely affected. Even unsuccessful claims could result in the expenditure of funds and management time and could have a negative impact on our profitability and on future premiums we would be required to pay on our insurance policies.

Current and future government regulation may negatively impact demand for our products and our ability to conduct our business.

Federal, state and local laws and regulations can affect our business and the demand for products. These laws and regulations include:

•	Federal Trade Commission regulations governing the manner in which orders may be solicited and prescribing other obligations in fulfilling orders and consummating sales;

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laws and regulations that prohibit or limit the sale, in certain states and localities, of certain items we offer such as firearms, black powder firearms, ammunition, bows, knives and similar products;

•	the Bureau of Alcohol, Tobacco, Firearms and Explosives governing the manner in which we sell firearms and ammunition;

•	laws and regulations governing hunting and fishing;

•	laws and regulations relating to the collecting and sharing of non-public customer information; and

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U.S. customs laws and regulations pertaining to proper item classification, quotas, payment of duties and tariffs, and maintenance of documentation and internal control programs which relate to importing taxidermy which we display in our destination retail stores.

Changes in these laws and regulations or additional regulation could cause the demand for and sales of our products to decrease. Moreover, complying with increased or changed regulations could cause our operating expenses to increase. This could adversely affect our revenues and profitability.

Our inability or failure to protect our intellectual property could have a negative impact on our operating results.

Our trademarks, service marks, copyrights, patents, trade secrets, domain names and other intellectual property are valuable assets that are critical to our success. Effective trademark and other intellectual property protection may not be available in every country in which our products are made available. The unauthorized reproduction or other misappropriation of our intellectual property could diminish the value of our brands or goodwill and cause a decline in our revenues. Any infringement or other intellectual property claim made against us, whether or not it has merit, could be time-consuming, result in costly litigation, cause product delays or require us to enter into royalty or licensing agreements. As a result, any such claim could have an adverse effect on our operating results.

Failure to successfully integrate any business we acquire could have an adverse impact on our profitability.

We may from time to time acquire businesses which we believe to be complementary to our business. Acquisitions may result in difficulties in assimilating acquired companies and may result in the diversion of our capital and our management’s attention from other business issues and opportunities. We may not be able to successfully integrate operations that we acquire, including their personnel, financial systems, distribution, operations and general operating procedures. If we fail to successfully integrate acquisitions, we could experience increased costs associated with operating inefficiencies which could have an adverse effect on our profitability.

Risks Related to Our Financial Services Business

We may experience limited availability of financing or variation in funding costs for our financial services business, which could limit growth of the business and decrease our profitability.

Our financial services business requires a significant amount of cash to operate. These cash requirements will increase if our credit card originations increase or if our cardholders’ balances or spending increase. Historically, we have relied upon external financing sources to fund these operations, and we intend to continue to access external sources to fund our growth. A number of factors such as our financial results and losses, changes within our organization, disruptions in the capital markets, our corporate and regulatory structure, interest rate fluctuations, general economic conditions and accounting and regulatory changes and relations could make such financing more difficult or impossible to obtain or more expensive.

We have been, and will continue to be, particularly reliant on funding from securitization transactions for our financial services business. Securitization funding sources include both a commercial paper conduit facility and fixed and floating rate term securitizations. Our commercial paper conduit facility expires in June of 2006 and our first term securitization expires in November of 2006. A failure to renew this facility, to resecuritize the term securitizations as they mature or to add additional commercial paper conduit capacity on favorable terms as it becomes necessary could increase our financing costs and potentially limit our ability to grow our financial services business. Unfavorable conditions in the asset-backed securities markets generally, including the unavailability of commercial bank liquidity support or credit enhancements, such as financial guaranty insurance, could have a similar effect.

Furthermore, even if we are able to securitize our credit card receivables consistent with past practice, poor performance of our securitized receivables, including increased delinquencies and credit losses, lower payment rates or a decrease in excess spreads below certain thresholds, could result in a downgrade or withdrawal of the ratings on the outstanding securities issued in our securitization transactions, cause early amortization of these securities or result in higher required credit enhancement levels. This could jeopardize our ability to complete other securitization transactions on acceptable terms, decrease our liquidity and force us to rely on other potentially more expensive funding sources, to the extent available, which would decrease our profitability.

We may have to reallocate capital from our direct and retail businesses to meet the capital needs of our financial services business, which could alter our destination retail store expansion program.

Our bank subsidiary must satisfy the capital maintenance requirements of government regulators and its agreement with VISA International, Inc., or VISA. A variety of factors could cause the capital requirements of our bank subsidiary to exceed our ability to generate capital internally or from third party sources. For example, government regulators or VISA could unilaterally increase their minimum capital requirements. Also, we have significant potential obligations in the form of the unused credit lines of our cardholders. As of July 2, 2005, these unfunded amounts were approximately $6.6 billion. Draws on these lines of credit could materially exceed predicted line usage. In addition, the occurrence of certain events, such as significant defaults in payment of securitized receivables or failure to comply with the terms of securitization covenants, may cause previously completed securitization transactions to amortize earlier than scheduled or be reclassified as a liability for financial accounting purposes, both of which would have a significant effect on our ability to meet the capital maintenance requirements of our bank subsidiary, as affected off-balance sheet loans would immediately be recorded on our consolidated balance sheet and would be subject to regulatory capital requirements. If any of these factors occur, we may have to contribute capital to our bank subsidiary, which may require us to raise additional debt or equity capital and/or divert capital from our direct and retail businesses, which in turn could significantly alter our destination retail store expansion strategy.

It may be difficult to sustain the historical growth and profitability of our financial services business, and we will be subject to various risks as we attempt to grow the business.

We may not be able to retain existing cardholders, grow account balances or attract new cardholders and the profits from our financial services business could decline, for a variety of reasons, many of which are beyond our control, including:

•	credit risk related to the loans we make to cardholders and the charge-off levels of our credit card accounts;

•	lack of growth of potential new customers generated by our direct and retail businesses;

•

liquidity and funding risk relating to our ability to create the liquidity necessary to extend credit to our cardholders and provide the capital necessary to meet the requirements of government regulators and VISA; and

•

operational risk related to our ability to acquire the necessary operational and organizational infrastructure, manage expenses as we expand, and recruit management and operations personnel with the experience to run an increasingly complex and highly-regulated business.

Economic downturns and social and other factors could cause our credit card charge-offs and delinquencies to increase, which would decrease our profitability.

Economic downturns generally lead to increased charge-offs and credit losses in the consumer finance industry, which would cause us to experience increased charge-offs and delinquencies in our credit card receivables portfolio. An economic downturn can hurt our financial performance as cardholders default on their balances or carry lower balances. A variety of social and other factors also may cause changes in credit card use, payment patterns and the rate of defaults by cardholders. These social factors include changes in consumer confidence levels, the public’s perception of the use of credit cards, changing attitudes about incurring debt and the stigma of personal bankruptcy. Additionally, credit card accounts tend to exhibit a rising trend in credit loss and delinquency rates between 18 to 30 months after they are issued. If the rate of growth in new account generation slows, the proportion of accounts in the portfolio that have been open for between 18 to 30 months will increase and the percentage of charge-offs and delinquencies may increase. Our underwriting criteria and product design may be insufficient to protect the growth and profitability of our financial services business during a sustained period of economic downturn or recession or a material shift in social attitudes, and may be insufficient to protect against these additional negative factors.

The performance of our financial services business may be negatively affected by the performance of our merchandising businesses.

Negative developments in our direct and retail businesses could affect our ability to grow or maintain our financial services business. We believe our ability to maintain cardholders and attract new cardholders is highly correlated with customer loyalty to our merchandising businesses and to the strength of the Cabela’s brand. In addition, transactions on cardholder accounts produce loyalty points which the cardholder may apply to future purchases from us. Adverse changes in the desirability of products we sell, negative trends in retail customer service and satisfaction or the termination or modification of the loyalty program could have a negative impact on our bank subsidiary’s ability to grow its account base and to attract desirable co-branding opportunities with third parties.

Changes in interest rates could have a negative impact on our earnings.

In connection with our financial services business, we borrow money from institutions and accept funds by issuing certificates of deposit, which we then lend to cardholders. We earn interest on the cardholders’ account balances, and pay interest on the certificates of deposit and borrowings we use to fund those loans. Changes in these two interest rates affect the value of the assets and liabilities of our financial services business. If the rate of interest we pay on borrowings increases more (or more rapidly) than the rate of interest we earn on loans, our net interest income, and therefore our earnings, could fall. Our earnings could also be adversely affected if the rates on our credit card account balances fall more quickly than those on our borrowings. In addition, as of July 2, 2005, approximately 38.1% of our cardholders did not maintain balances on their credit card accounts. We do not earn any interest from these accounts but do earn other fees from these accounts such as VISA interchange fees. In the event interest rates rise, the spread between the interest rate we pay on our borrowings and the fees we earn from these accounts may change and our profitability may be adversely affected.

The VISA interchange litigation could adversely impact the amount of revenue generated by our financial services business.

Groups of small and large merchants have recently sued VISA alleging, among other things, that VISA and its member banks have violated U.S. antitrust laws by conspiring to fix the level of interchange fees. To date, we have not been named as a defendant in any interchange lawsuits. If the VISA interchange fees that are charged to merchants are reduced as a result of the interchange lawsuits, the amount of revenue our financial services business generates through collecting interchange fees may be negatively impacted.

Fluctuations in the value of our interests in our securitizations relating to our financial services business may adversely affect our earnings.

In connection with our securitizations relating to our financial services business, we retain certain interests in the assets included in the securitization. These interests are carried in our consolidated financial statements at fair value and include our retained interest, or a “transferor interest,” in the securitized receivables, an “interest-only strip” which represents our right to receive excess cash available after repayment of all amounts due to the investors, and in some cases Class B certificates which are subordinate to the investors certificates. The fair value of these retained interests depends upon income earned on these interests which is affected by many factors not within our control, including the performance of the securitized loans, interest paid to the holders of securitization securities, credit losses and transaction expenses. The value of our interests in the securitizations will vary over time as the amount of receivables in the securitized pool and the performance of those loans fluctuate. The performance of the loans included in our securitizations is subject to the same risks and uncertainties that affect the loans that we have not securitized, including, among others, increased delinquencies and credit losses, economic downturns and social factors, interest rate fluctuations, changes in government policies and regulations, competition, expenses, dependence upon third-party vendors, fluctuations in accounts and account balances, and industry risks.

Risks Related to the Ownership of Our Common Stock

Our officers, directors and substantial stockholders may be able to exert significant control over our future direction and may act in a manner that is adverse to your interests.

After the sale of stock by the selling stockholders, Richard N. Cabela, James W. Cabela, and McCarthy Group Inc., and persons and entities related to them, will in the aggregate control approximately 38.8% of our outstanding common stock and non-voting common stock. Accordingly, these stockholders will be able to exert significant influence over:

•	the election of our board of directors;

•	our management and policies; and

•	the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets.

These stockholders and their affiliates will also be able to exert significant influence over a change in our control or an amendment to our certificate of incorporation or bylaws. In addition, we have granted these stockholders registration rights covering all shares of our stock that they own. Their interests may conflict with the interests of other holders of common stock and they may take actions affecting us with which you disagree.

Future sales of common stock by some or all of our significant stockholders could cause our stock price to decline.

James W. Cabela, Richard N. Cabela, McCarthy Group Inc., the selling stockholders and persons and entities related to them and some of our employees hold a significant portion of our outstanding common and non-voting common stock as of the date of this prospectus. Sales of these shares in the public market, including the sale of the shares offered pursuant to this prospectus, could cause the market price for our common stock to decline significantly. The perception among investors that these sales may occur could produce the same effect.

The price of our common stock may fluctuate significantly and you could lose all or part of your investment.

The stock market has, from time to time, experienced extreme price and volume fluctuations. Many factors may cause the market price for our common stock to decline, perhaps substantially, following this offering, including:

•	actual or anticipated variations in quarterly operating results;

•	changes in financial estimates by securities analysts;

•	our inability to meet or exceed securities analysts’ estimates or expectations;

•	our inability to execute our destination retail store expansion strategy;

•	conditions or trends in our industry;

•	the competitive environment;

•	changes in the market valuations of other retail companies;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, divestitures, joint ventures or other strategic initiatives;

•	capital commitments;

•	additions or departures of key personnel; and

•	sales of common stock.

Many of these factors are beyond our control. These factors may cause the market price of our common stock to decline, regardless of our operating performance and may prevent you from being able to sell your shares at or above the price you paid for your shares.

Our certificate of incorporation and bylaws, as well as Delaware law, contain provisions that may inhibit potential acquisition bids, discourage merger offers or prevent changes in our management, which may adversely affect the market price of our common stock.

We have adopted provisions in our certificate of incorporation and bylaws that could delay or prevent a change in control, such as:

•	requiring consent of two-thirds of our stockholders to effect certain amendments to our certificate of incorporation;

•	authorizing the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares to thwart a takeover attempt;

•	prohibiting our stockholders from acting by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

•	prohibiting the use of cumulative voting for the election of directors;

•	permitting our bylaws to be amended by the affirmative vote of the holders of at least two-thirds of the outstanding shares of our voting stock;

•

limiting the ability of our stockholders to call special meetings and establishing advance notice provisions for nominations for election to the board of directors or for proposing matters to be acted upon at meetings of stockholders; and

•	classifying our board of directors so that only one-third of our directors are elected each year, so that it would take three successive annual meetings to replace all of the directors.

Section 203 of the Delaware General Corporation Law may inhibit potential acquisition bids for our company. We are subject to Section 203, which regulates corporate acquisitions and limits the ability of a holder of 15% or more of our stock from acquiring the rest of our stock.

These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction even if such a transaction may be desired by our stockholders.

Because we do not plan to pay cash dividends in the foreseeable future, investors must look solely to stock appreciation for a return on their investment in us.

We do not anticipate paying cash dividends to the holders of our common stock in the foreseeable future. In addition, we are required to comply with covenants under our revolving credit facility and our senior notes that limit our ability to pay dividends. Investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock in this offering.

DIVIDEND POLICY

Since our inception, we have not declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition, future prospects, future financing agreements and other factors as our board of directors deems relevant. In addition, our revolving credit facility and our senior notes restrict our ability to pay dividends to our stockholders based upon our prior year’s consolidated EBITDA and our consolidated net worth, respectively. As a result, you will need to sell your shares of common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them.

SELLING STOCKHOLDERS

The following table sets forth information about the selling stockholders’ beneficial ownership of our common stock as of August 30, 2005 (such information has been provided by the selling stockholders) and after the sale of the common stock offered by the selling stockholders, assuming all such shares are sold. The numbers presented under “Number of Shares Beneficially Owned After this Offering” and “Percentage of Shares Beneficially Owned After this Offering” assume that all of the shares offered by the selling stockholders are sold and that the selling stockholders acquire no additional shares of our common stock or non-voting common stock before the completion of this offering.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. We have based our calculation of the percentage of beneficial ownership on 56,849,313 shares of common stock and 8,073,205 shares of non-voting common stock outstanding as of August 30, 2005 and 63,102,081 shares of common stock and 1,820,437 shares of non-voting common stock outstanding upon completion of this offering.

We will pay all expenses incurred with respect to the registration and sale of the shares of common stock owned by the selling stockholders, other than brokerage fees or commissions, which will be borne by the selling stockholders.

The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock listed below. When we refer to the “selling stockholders” in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling stockholders’ interests. Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus to the extent required.

The selling stockholders are not obligated to sell any of the shares of common stock offered hereby.

	Number of Shares Beneficially Owned Prior to this Offering			Number of Shares Beneficially Owned After this Offering		Percentage of Shares Beneficially Owned Prior to this Offering		Percentage of Shares Beneficially Owned After this Offering
Name of Beneficial Owner	Common Stock	Total Common and Non-voting	Number of Shares Offered	Common Stock	Total Common and Non-voting	Common Stock	Total Common and Non-voting	Common Stock	Total Common and Non-voting
J.P. Morgan Partners (BHCA), L.P.(1)	—	5,497,682	5,497,682	—	0	—	8.5%	—	*
J.P. Morgan Partners Global Investors, L.P.(1)	—	368,257	368,257	—	0	—	*	—	*
J.P. Morgan Partners Global Investors (Cayman), L.P.(1)	—	184,879	184,879	—	0	—	*	—	*
J.P. Morgan Partners Global Investors (Selldown), L.P.(1)	—	124,692	124,692	—	0	—	*	—	*
J.P. Morgan Partners Global Investors A, L.P. (1)	—	56,583	56,583	—	0	—	*	—	*
J.P. Morgan Partners Global Investors (Cayman) II, L.P.(1)	—	20,675	20,675	—	0	—	*	—	*

*	Less than 1% of total

(1)

The general partner of J.P. Morgan Partners (BHCA), L.P. is JPMP Master Fund Manager, L.P. The general partner of each of J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors (Selldown), L.P., J.P. Morgan Partners Global

Investors A, L.P., and J.P. Morgan Partners Global Investors (Cayman) II, L.P. is JPMP Global Investors, L.P. JPMP Capital Corp., a wholly-owned subsidiary of JPMorgan Chase & Co., a publicly traded company, is the general partner of each of JPMP Master Fund Manager, L.P. and JPMP Global Investors, L.P. Each of JPMP Master Fund Manager, L.P., JPMP Global Investors, L.P., and JPMP Capital Corp. may be deemed beneficial owners of the shares held by J.P. Morgan Partners (BHCA), L.P., J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors (Selldown), L.P., J.P. Morgan Partners Global Investors A, L.P., and J.P. Morgan Partners Global Investors (Cayman) II, L.P., however, the foregoing shall not be construed as an admission that such entities are the beneficial owners of the shares held by J.P. Morgan Partners (BHCA), L.P., J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors (Selldown), L.P., J.P. Morgan Partners Global Investors A, L.P., and J.P. Morgan Partners Global Investors (Cayman) II, L.P. The address for JPMP Capital Corp. is 1221 Avenue of the Americas, New York, New York 10020. The selling stockholders are members of the private equity business unit of JPMorgan Chase & Co.

Other Relationships

We entered into a registration rights agreement in September 2003 with certain of our stockholders, including the selling stockholders. Under the registration rights agreement, the selling stockholders may demand that we file a registration statement under the Securities Act covering some or all of their registrable shares, as defined in the registration rights agreement. In addition, if we propose to register any of our equity securities under the Securities Act, other than pursuant to certain excluded registration statements, the stockholders party to the agreement, including the selling stockholders, may require that we include all or a portion of their registrable securities in the registration and in any related underwriting. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of registrable securities included in the offering. In general, we will bear all fees, costs and expenses of registrations under the registration rights agreement, other than underwriting discounts and commissions. See “Description of Capital Stock—Registration Rights.”

J.P. Morgan Securities Inc., an affiliate of the selling stockholders, was an underwriter in our June 2004 initial public offering and the public offering of our common stock consummated in November 2004 and received underwriting discounts and commissions in cash in connection therewith.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

We are authorized by our certificate of incorporation to issue an aggregate of 500,000,000 shares. These shares consist of 490,000,000 shares of common stock, par value $0.01 per share, of which 245,000,000 are designated as voting common stock, referred to as common stock, and 245,000,000 are designated as non-voting common stock, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

As of August 30, 2005, there were 56,849,313 shares of our common stock outstanding and 990 holders of record of our common stock. The number of record holders does not include persons who hold our common stock in nominee or “street name” through brokers or banks. The holders of our common stock will be entitled to one vote per share on any matter to be voted upon by stockholders. All of the outstanding shares of common stock are, and the shares offered by us will be, fully paid and non-assessable. Our certificate of incorporation does not provide for cumulative voting in connection with the election of directors, and accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. The holders of our common stock have no preemptive rights.

The holders of our common stock will be entitled to receive ratably with the holders of non-voting common stock dividends, if any, as our board of directors may declare from time to time from funds legally available therefor, subject to the preferential rights of the holders of any shares of our preferred stock that we may issue in the future.

Each holder of common stock is entitled at any time and from time to time, in such holder’s discretion and at such holder’s option, to convert any or all of its shares of common stock into the same number of shares of non-voting common stock. If at any time after such conversion a transaction or other event occurs which would result in a stockholder that has given us written notice that it is a “regulated stockholder” holding shares of common stock in excess of the number of shares of common stock that it reasonably determines it may hold in accordance with Regulation Y of the Board of Governors of the Federal Reserve System set forth in Section 12, Part 225 of the Code of Federal Regulations (or any successor to such regulation), which we refer to as its permitted regulatory amount, a sufficient number of shares of common stock shall be automatically converted to shares of non-voting common stock so that the regulated stockholder does not own shares of common stock in excess of its permitted regulatory amount.

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock will be entitled to share ratably with the holders of non-voting common stock in all assets remaining after payment to creditors and subject to prior distribution rights of any shares of preferred stock that we may issue in the future.

Non-Voting Common Stock

As of August 30, 2005 there were 8,073,205 shares of our non-voting common stock outstanding and seven holders of record of our non-voting common stock. Each outstanding share of non-voting common stock is not entitled to vote on any matter on which our stockholders are entitled to vote except as follows and as otherwise required by law, and the shares of non-voting common stock are not included in determining the number of shares voting or entitled to vote on any such matters. The holders of non-voting common stock have the right to vote as a separate class, with each share having one vote, on any voluntary or involuntary liquidation, dissolution or winding up of our affairs, merger, consolidation, sale or transfer of all or substantially all of our assets or securities, or any recapitalization or reorganization, in which shares of non-voting common stock would receive consideration different from that received for shares of common stock or would otherwise be treated differently from shares of common stock in connection with such transaction. Non-voting common stock may, without such a separate class vote, receive or be exchanged for non-voting securities which are otherwise identical on a per share basis in amount and form to the voting securities received with respect to or in exchange for the common stock.

The holders of non-voting common stock will be entitled to receive ratably with the holders of common stock dividends, if any, as our board of directors may declare from time to time from funds legally available therefore, subject to preferential rights of any shares of our preferred stock that we may issue in the future; provided, however, that any dividends or distributions payable in shares of non-voting common stock, rights to acquire shares of non-voting common stock or securities exchangeable for such shares shall be payable in shares of, rights to acquire, or securities exchangeable into non-voting common stock. Any dividend or distribution payable in voting securities will be paid to holders of non-voting common stock in non-voting securities otherwise identical to the voting securities, and which are convertible or exchangeable for such voting securities on the same terms as the non-voting common stock is convertible into the common stock.

Upon any voluntary or involuntary liquidation, dissolution or winding up, holders of non-voting common stock will be entitled to share ratably with the holders of common stock in all assets remaining after payment to creditors and subject to prior distribution rights of any shares of preferred stock that we may issue in the future.

Each holder of non-voting common stock is entitled at any time and from time to time in such holder’s discretion and at such holder’s option, to convert any or all of its shares of non-voting common stock into the same number of shares of common stock; provided, however, that any outstanding shares of non-voting common stock ever held of record by a regulated stockholder may not be converted into common stock to the extent that, immediately prior to, or as a result of such conversion, the number of shares of common stock held by a regulated stockholder would exceed its permitted regulatory amount.

Upon the actual or expected occurrence of any Conversion Event, as defined below, each share of non-voting common stock which is being or has been distributed, disposed of or sold, or is expected to be distributed, disposed of or sold, in connection with that Conversion Event will be convertible at the option of the holder into one fully paid and nonassessable share of common stock. If any shares of non-voting common stock are converted into shares of common stock in connection with a Conversion Event, however, and any of those shares of common stock are not actually distributed, disposed of or sold pursuant to such Conversion Event, such shares of common stock that are not distributed, disposed of or sold will be promptly converted back into the same number of shares of non-voting common stock.

A “Conversion Event” means:

•

any public offering or public sale of our securities, including a public offering registered under the Securities Act and a public sale under Rule 144 of the Securities Act or any similar rule then in force;

•

any sale of our securities to a person or group of persons, within the meaning of the Securities Exchange Act, if, after that sale, that person or group of persons would in the aggregate own or control securities that possess in the aggregate the ordinary voting power to elect a majority of our board of directors, provided that the sale has been approved by our board of directors or any authorized committee;

•

any sale of our securities to a person or group of persons, within the meaning of the Securities Exchange Act, if, after that sale, that person or group of persons would in the aggregate own or control securities, excluding any non-voting common stock being converted and disposed of in connection with the Conversion Event, that possess in the aggregate the ordinary voting power to elect a majority of our board of directors;

•

with respect to any regulated stockholder any sale of our securities to a person or group of persons, within the meaning of the Securities Exchange Act, if, after that sale, that person or group of persons would not, in the aggregate, own, control or have the right to acquire more than two percent of the outstanding securities of any class of our voting securities; and

•

any distribution, disposition or sale of any of our securities to a person or group of persons, within the meaning of the Securities Exchange Act, in connection with a merger, consolidation or similar transaction if, after that transaction, that person or group of persons will own or control securities that constitute in the aggregate the ordinary voting power to elect a majority of the surviving corporation’s directors, provided that the transaction has been approved by our board of directors or any authorized committee.

Preferred Stock

No shares of our preferred stock are currently outstanding, and we have no immediate plans to issue any preferred stock. The board of directors is authorized to issue up to 10,000,000 shares of preferred stock without stockholder approval in different classes and series and, with respect to each class or series, to determine the dividend rate, the redemption provisions, conversion provisions, liquidation preference and other rights, privileges and restrictions. The issuance of any of our preferred stock could have the effect of diluting the voting power of the holders of common stock, restricting dividends on the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in our control without further action by the stockholders.

Registration Rights

Under a registration rights agreement, we have granted registration rights to holders of an aggregate of 25,864,931 shares of our common stock and 1,820,437 shares of non-voting common stock that will be outstanding after this offering. These rights are summarized below.

Demand Registration Rights. If we receive a written request from certain stockholders that are party to the registration rights agreement that we file a registration statement under the Securities Act covering the registration of their shares of common stock and non-voting common stock having an aggregate offering price to the public of not less than $20.0 million or less than 20% of their shares of common stock and non-voting common stock, whichever is greater, we are to use our best efforts to effect registration of the shares requested to be registered. We are not required to effect more than two of these registrations for any stockholder who is a party to the registration rights agreement. Additionally, we are not required to effect such a registration if a registration statement has been filed and not withdrawn and has been declared effective in the 90 days prior to such request pursuant to which we have sold or propose to sell shares of our common stock. We may also delay the filing or effectiveness for up to 60 days of any registration statement requested by the stockholders if, at the time of such request, we are engaged or have written plans with an underwriter to engage, in a firm commitment underwritten public offering of our common stock.

Form S-3 Registration Rights. Upon receipt of a written request from any stockholder who is a party to the registration rights agreement, we are to file and effect a registration with respect to any of the shares of our common stock owned by these stockholders. We are not, however, required to effect any such registration if (1) Form S-3 or any successor form is not available for that offering, or (2) the aggregate offering price of the securities to be registered is less than $500,000. The parties to the registration rights agreement have also agreed to amend the registration rights agreement to remove or modify this right in the event any underwriter engaged by us to conduct an underwritten public offering of our common stock requires that this right be removed or modified.

“Piggyback” Registration Rights. The stockholders that are a party to the registration rights agreement are entitled to include all or part of their shares of our common stock in any of our registration statements under the Securities Act, excluding registration statements on Form S-4 or Form S-8. If any registration statement is pursuant to an underwritten offering, these rights would be conditioned upon the right of the underwriters to limit the number of shares included in this offering.

Expenses of Registration. Other than underwriting discounts and commissions or brokerage fees, we will pay all expenses relating to piggyback registrations and all expenses relating to demand registrations and Form S-3 registrations.

Expiration of Registration Rights. The registration rights described above do not expire. The registration rights will, however, terminate for a particular stockholder if that holder holds less than two percent of our outstanding common stock one year after the date on which such holder may first sell its registrable shares under Rule 144 of the Securities Act, so long as such holder is still able to sell its registrable shares under Rule 144 at that time.

Holdback Agreement. If we register shares of our common stock or non-voting common stock to be sold in an underwritten offering, and if the holders of a majority of the shares of common stock or non-voting common subject to the registration rights agreement agree to the application of this provision, the stockholders who are a party to the registration rights agreement will be subject to a lock-up covenant. The covenant provides that such stockholders may not sell, make any short sale of, grant any option for the purchase of, or otherwise dispose of any shares of, common stock held by them not sold in the offering for a period beginning not more than 10 days prior to the effectiveness of the registration statement for the offering and ending not more than 180 days after such effectiveness. The managing underwriter of the offering will determine the exact lock-up period.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

Effect of Delaware Anti-takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a merger or other business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•

prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, subject to certain exclusions; or

•

on or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 of the Delaware General Corporation Law defines an “interested stockholder” as:

•	any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation;

•

any entity or person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period prior to the date on which it is sought to be determined whether such person is an interested stockholder; and

•	the affiliates or associates of any such entities or persons.

The provisions of Section 203 of the Delaware General Corporation Law described above could have the following effects, among others:

•	delaying, deferring or preventing a change in our control;

•	delaying, deferring or preventing the removal of our existing management;

•	deterring potential acquirers from making an offer to our stockholders; and

•	limiting any opportunity of our stockholders to realize premiums over prevailing market prices of our common stock in connection with offers by potential acquirers.

This could be the case even if a majority of our stockholders might benefit from a change of control or offer.

Certificate of Incorporation and Bylaw Provisions. Our certificate of incorporation and bylaws includes provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. In addition, these provisions may adversely affect the prevailing market price of our common stock. These provisions are summarized in the following paragraphs.

Classified Board of Directors. Our certificate of incorporation and bylaws provide for our board to be divided into three classes of directors serving staggered, three year terms, with one-third of the board of directors being elected each year. The classification of the board has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of the members of the board of directors. Our classified board, together with certain other provisions of our certificate of incorporation and bylaws authorizing the board of directors to fill vacant directorships, may prevent or delay stockholders from removing incumbent directors and simultaneously gaining control of the board of directors by filling vacancies created by that removal with their own nominees.

Removal of Directors by the Stockholders. Our certificate of incorporation and bylaws provide that the stockholders may remove directors only for cause, by the vote of the holders of 66 2/3% of shares entitled to vote at an election of directors. We believe that the removal of directors by the stockholders only for cause, together with the classification of the board of directors, will promote continuity and stability in our management and policies and that this continuity and stability will facilitate long-range planning.

Supermajority Voting. Our certificate of incorporation requires the approval of the holders of at least 66 2/3% of our combined voting power to effect amendments to our certificate of incorporation relating to the composition of the board, indemnification of directors and officers and provisions of Delaware law. Our bylaws may be amended by the holders of at least 66 2/3% of our combined voting power. Our certificate of incorporation also provides that a majority of our board of directors may repeal or amend any provision of our bylaws unless the Delaware General Corporation Law reserves this power exclusively to the stockholders.

Special Meetings of Stockholders. Our bylaws provide that special meetings of our stockholders may be called only by our Chairman of the board of directors or our President.

No Stockholder Action by Written Consent. Our certificate of incorporation and bylaws preclude stockholders from initiating or effecting any action by written consent and thereby taking actions opposed by the board.

Notice Procedures. Our bylaws establish advance notice procedures with regard to all stockholder proposals to be brought before meetings of our stockholders, including proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to our certificate of incorporation or bylaws. These procedures provide that notice of such stockholder proposals must be timely given in writing to our Secretary prior to the meeting. In general, notice of a stockholder proposal or a director nomination for an annual meeting of stockholders must be delivered to us at our executive offices not less than 120 days prior to the date of the meeting. The stockholder’s notice also must contain specified information and conform to certain requirements, as set forth in our bylaws. If the presiding officer at any meeting of stockholders determines that a stockholder proposal or director nomination was not made in accordance with the bylaws, we may disregard the proposal or nomination. These provisions may preclude a nomination for the election of directors or preclude the conduct of business at a particular annual meeting if the proper procedures are not followed. Furthermore, these provisions may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company, even if the conduct of the solicitation or attempt might be beneficial to us and our stockholders.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “CAB”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services.

PLAN OF DISTRIBUTION

This prospectus relates to the offer and sale from time to time by the selling stockholders of up to 6,252,768 shares of our common stock, which are issuable upon conversion of outstanding shares of non-voting common stock. We will not receive any of the proceeds from the sale by the selling stockholders of the common stock. We will bear all out-of-pocket fees and expenses incurred by us in connection with the registration of the common stock offered hereby. The selling stockholders will bear any and all brokerage fees and commissions, if any.

The selling stockholders, including their pledgees, donees, assignees, transferees, other successors in interest, may offer and sell the common stock from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling stockholders or by agreement between such holders and brokers or dealers who may receive brokerage fees or commissions in connection with such sale. Such sales may be effected by a variety of methods, including the following:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the New York Stock Exchange;

•	in market transactions;

•	in privately negotiated transactions;

•	through the writing of options;

•	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through broker-dealers, which may act as agents or principals;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above or by any other legally available means.

In connection with the sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the common stock to close out such short positions, or loan or pledge the common stock to broker-dealers that in turn may sell such securities.

If a material arrangement with any broker, dealer or other agent is entered into for the sale of the common stock through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the common stock, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement.

To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholders and any broker-dealer or agent regarding the sale of the common stock by the selling stockholders. The selling stockholders may decide not to sell all or a portion of the common stock offered pursuant to this prospectus. In addition, the selling stockholders may transfer, devise or give the common stock by other means not described in this prospectus. Any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The selling stockholders and any broker-dealers or agents participating in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the common stock by the selling stockholders and any commissions received by any such broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling stockholders were deemed to be underwriters, the selling stockholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Koley Jessen P.C., A Limited Liability Organization, Omaha, Nebraska. Certain Koley Jessen P.C. attorneys own an aggregate of approximately 49,945 shares of our common stock and options to purchase 7,340 shares of common stock.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from Cabela’s Annual Report on Form 10-K for the fiscal year ended January 1, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Cabela’s Incorporated

4,119,016 Shares Common Stock

PROSPECTUS SUPPLEMENT             , 2007

Wachovia Securities